EXHIBIT 10.22
EXECUTION COPY

July 12, 2021

PERSONAL AND CONFIDENTIAL

Sara Furber
__________________
__________________

Dear Sara,
On behalf of Tradeweb Markets Inc. and/or its subsidiaries (the "Company"), I am very pleased to confirm our offer of employment to you as follows:

Position: Chief Financial Officer, reporting to the Chief Executive Officer.

Location: New York, NY

Total Compensation: Your minimum guaranteed annualized total compensation for the 2021 calendar year will be $3,500,000, consisting of: (x) an annual base salary of $500,000, pro-rated for the partial calendar year, less applicable deductions, payable semi-monthly in accordance with the Company’s normal payroll practices; plus (y) a full-year cash bonus of $700,000, less applicable deductions, subject only to your employment by the Company at the time annual bonuses are paid, plus (z) an equity-based award with a grant date fair value of $2,300,000 (the “Equity Award”), to be awarded in 2022 in the ordinary course, the details of which will be determined and finalized by the Compensation Committee of the Board of Directors as part of the annual compensation process. The Equity Award will be subject to the terms and conditions, including vesting and forfeiture provisions, of an award agreement to be provided to you at the time of grant. Your entitlement to a bonus in 2022 and future years, and the amount thereof, shall be determined in the sole discretion of the Company and is subject to your employment by the Company at the time annual bonuses are paid. For 2021, the Company may choose to pay amounts in excess of the final bonus and Equity Award noted above, in each case based on your individual contribution towards the Company’s goals and objectives, as well as the overall performance of the Company.

Special Deferred Bonus: We understand that certain deferred long-term incentive compensation from your current employer, corresponding to the award amounts set forth below, may be forfeited in its entirety by you as a result of the termination of your employment from such employer. In recognition of such forfeiture, the Company will provide you with comparable deferred long-term incentive compensation opportunities as outlined below. For the avoidance of doubt, if your current employer decides to vest or to pay you for any unvested long-term incentive compensation currently held by you, the award amounts below will be modified to reflect such vesting or payment.

As such, as soon as practicable following your commencement of employment, the Company shall grant to you equity awards, reasonably estimated to have the following value at time of issuance:

•You will receive RSUs valued at $2,236,608 on the date of grant, which shall vest on March 31, 2022.

•You will receive RSUs valued at $1,346,796 on the date of grant, which shall vest on March 31, 2023.

•You will receive 2021 PRSUs valued at $345,000 on the date of grant, which shall vest on January 1, 2024

•You will receive RSUs valued at $399,777 on the date of grant, which shall vest on March 31, 2024.

•You will receive RSUs valued at $292,347 on the date of grant, which shall vest on March 31, 2025.

The RSUs and PRSUs will be subject to the terms and conditions applicable to RSUs and PRSUs granted under the Company’s equity incentive plan and restricted stock unit award agreements, which you will be required to sign along with a restrictive covenant agreement to receive such RSU and PRSU grants.

Exemption Status: This is an exempt position.

Benefits: You will be eligible for participation in the Company's various benefit programs, including Medical, Dental, Vision, Life Insurance, Short- and Long-term Disability and the Company's 401(k) Savings Plan, in accordance with the terms and conditions of those plans. You will also be eligible to receive paid time off, pro-rated based upon the date you begin employment, and you will be eligible for all Company designated holidays. You will receive detailed information on these benefits when your employment commences.

Orientation: Human Resources will provide you with details regarding your New Employee Orientation prior to your start date. Please understand your offer of employment is contingent upon each of the following:

Tradeweb Onboarding Agreements: Your offer of employment is contingent upon you entering into certain onboarding agreement(s) provided to you by the Company, which will include agreements that cover confidentiality, invention assignment and other restrictive covenants.

Tradeweb Code of Business Conduct and Ethics: Your employment is subject to all the terms and conditions of the Tradeweb Code of Business Conduct and Ethics, which will be distributed to you via email, and which must be acknowledged within ten (10) days of the commencement of your employment.

Background Check: This offer is contingent upon a successful background check. You understand that unsatisfactory result(s) from, refusal to cooperate with, or any attempts to affect the results of these pre-employment tests and checks will result in withdrawal of any employment offer or termination of employment if already employed.

Proof of Identity and Employment Eligibility: Government regulations require us to make all offers of employment contingent upon your ability to provide proof of your identity and eligibility for employment in the United States. You must present original documentation upon hire in order to complete the Federal I9 form. If you do not present this information, you may not begin employment, as required by law. Please refer to the pre-approved document list and bring the appropriate documents with you on your first day of work. Additional instructions are also enclosed for your review.

Required Approvals: In addition to your appointment as an officer of the Company, which is subject to approval by the Board of Directors of the Company (the “Board”), the financial terms set forth herein, including without limitation the total compensation package and special deferred bonus, are subject to approval by the Compensation Committee of the Board.

While I have every expectation that you will have a successful career with us, I must remind you that your employment with the Company is on an "at will" basis, which means that either of us may choose to terminate your employment at any time, with or without cause, with or without notice and without compensation except for time worked. Accordingly, nothing in this offer letter should be construed as creating a contract of employment or employment for a specified term.

I look forward to your accepting this offer, and in the meantime, if you have any questions, please do not hesitate to contact me or Fred Strobel.

Sincerely,

/s/ Lee Olesky
Lee Olesky
Chief Executive Officer
Tradeweb Markets Inc.

The undersigned accepts the above employment offer and agrees that (i) it contains the terms of your employment with the Company, (ii) the employment offered is "at will" as described above, (iii) this offer supersedes any and all prior understandings, offers or agreements, whether oral or written, and (iv) there are no other terms of employment, express or implied. The undersigned further represents and warrants that in your acceptance of and performance in this position, you will not violate the term of any agreement applicable to you, and that you will not utilize or make available to us any confidential or proprietary information of any third party or violate any obligation with respect to such information.

The undersigned also understands that no representation, whether oral or written, by any manager, supervisor, or representative of the Company, can supplement or modify this employment offer or constitute a contract of employment or employment for any specific duration.

Accepted: /s/ Sara Furber
     Sara Furber

Date: July 13, 2021